                                                                   EXHIBIT 4.(b)

     ELECTION AND SUPPLEMENTARY AGREEMENT FOR A SETTLEMENT OPTION

                        SECURITY LIFE OF DENVER INSURANCE COMPANY

Customer Service Center:


Contract No.:                                  Annuitant:

Supplementary Contract Effective Date:  [Date] First Payout Amount:  [$X,XXX.XX]

SECURITY LIFE, subject to the terms of the attached contract, hereby agrees to pay the net proceeds due in the manner indicated below. If this contract is part of a qualified pension, profit-sharing, or HR-10 plan we may require additional forms, and the law may restrict the form of distribution.

                     Section I - Designation of Annuitants

Contingent Annuitants:

First Contingent Annuitant:       [Name and Address]

Second Contingent Annuitant:      [Name and Address]


                     Section II - How Payouts Will be Made

      (Refer to the attached Contract for description of Annuity Options)



[Payouts for a Designated Period. Fixed Annuity Payout. Monthly installments guaranteed for x years in an amount not less $xxx.xx]

[Payouts for a Designated Period. Variable Annuity Payout. Monthly installments for x years in an amount which will vary in amount with the performance of the Divisions to which the funds are invested. Initial payouts based upon a benchmark total return of x%.]

[Life Income with Payouts for a Designated Period. Fixed Annuity Payout. Monthly installments in an amount not less than $xxx.xx, payable throughout the Annuitant's lifetime. If the Annuitant dies before the end of the Designated Period of x years, payouts will be continued to the Contingent Annuitant until the end of the Designated Period.]

[Life Income with Payouts for a Designated Period. Variable Annuity Payout. Monthly installments payable throughout the Annuitant's lifetime in an amount which will vary in amount with the performance of the Divisions to which the funds are invested. If the Annuitant dies before the end of the Designated Period of x years, payouts will be continued to the Contingent Annuitant until the end of the Designated Period. Initial payouts based upon a benchmark total return of x%.]

[Joint and Last Survivor, Fixed Annuity Payout. Monthly installments in an amount not less than $xxx.xx payable while both Annuitants are living. Upon the death of one Annuitant, the Survivor's Annuity Payout in an amount not less than $xxx.xx will be paid throughout the lifetime of the Surviving Annuitant.]

[Joint and Last Survivor, Variable Annuity Payout. Monthly installments payable while both Annuitants are living in an amount which will vary in amount with the performance of the Divisions to which the funds are invested. The number of Annuity Units applied to each installment will be level while both Annuitants are living and upon the death of one annuitant will be reduced to 2/3rds of the number of Annuity Units applied to each installment while both Annuitants were living. This Survivor's Annuity Payout will be paid throughout the lifetime of the Surviving Annuitant.]


This Supplementary Contract may not be assigned, nor payouts made to another without our consent.

Supplementary Contract Effective Date:

Date:                  SECURITY LIFE OF DENVER INSURANCE COMPANY

                       By: